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                                 EMPLOYMENT AGREEMENT

       This Agreement is between TeleTech Holdings, Inc. (the "Company" or "TeleTech") and Michael Foss ("Foss"), and shall be effective as of December 6, 1999.

       1.     APPOINTMENT.

              a. TeleTech hereby employs Foss as Chief Financial Officer and President of TeleTech's Companies Group, and Foss hereby accepts such employment with TeleTech. Foss' first day of regular, full-time active employment with TeleTech (the "Start Date") shall be on or before December 6, 1999, unless Foss and TeleTech agree, in advance, that Foss may begin work on a different date.

              b. Reporting to the Chief Executive Officer, the Chief Financial Officer shall be responsible for managing all of the financial affairs of the Company and shall otherwise have all the duties and responsibilities of the highest level financial officer of a publicly held company, and those duties and responsibilities that may be assigned by the
Chief Executive Officer.   Also reporting to the Chief Executive Officer, the
President of TeleTech's Companies Group shall be responsible for managing all of TeleTech's technology related initiatives and programs.

              c. Foss shall devote his full-time and best efforts to the performance of all duties as shall be assigned to him from time to time by TeleTech or the Chief Executive Officer. Unless otherwise specifically authorized in writing by TeleTech, Foss shall not engage in any other business activity, or otherwise be gainfully employed.

              d. Foss acknowledges that, as part of his employment duties hereunder, Foss may be required to perform services for, and serve as an officer and/or director of, subsidiaries and affiliates of TeleTech, on behalf of and as requested by TeleTech, and Foss agrees to perform such duties.

              e. Foss warrants and represents that neither his execution of this Agreement or any other agreement in connection herewith nor his performance of his duties hereunder shall breach his contractual or other obligations or duties to any prior employer, including without limitation, Eastman Kodak.

       2.     COMPENSATION.

              a. SALARY AND SALARY REVIEW. Foss' starting base salary shall be $250,000 per year, payable in equal installments in accordance with TeleTech's standard payroll practice, less legally required withholdings. TeleTech may, in its sole discretion, increase Foss' base salary, as and when TeleTech deems appropriate.

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              b.     ANNUAL BONUS.   For each full calendar year hereunder,
Foss shall be entitled to an annual bonus targeted at one hundred percent of his then current base salary; provided, however, that the actual amount paid to Foss may be higher or lower than the targeted amount at the Company's sole discretion. The precise amount of the bonus shall be determined based on the achievement of Foss' Management Bonus Opportunity ("MBO") performance goals, which goals shall be determined in advance jointly by Foss and the Chief Executive Officer. For 1999, Foss' shall be entitled to a bonus of $75,000. Should Foss, on starting employment with TeleTech, forfeit any additional portion of his 1999 bonus with his previous employer, TeleTech will pay the difference up to an additional $37,000. Upon Foss' continued employment by TeleTech at the time annual bonuses are paid by TeleTech for calendar year 2000, Foss shall receive a bonus of not less than seventy percent of his base salary. Any and all bonuses hereunder shall be payable in a lump sum, less legally required withholdings, the year following the calendar year with respect to which the bonus is earned.

       3.     STOCK OPTIONS.

              a. Foss shall receive a one-time sign-on option award of 250,000 non-qualified stock options with an exercise price of $12.75. This grant shall be reflected in a stock option agreement providing, among other things, that upon Foss' continued employment by TeleTech, these options shall vest in equal installments on the first five anniversaries of the Start Date, and that the vesting of such options shall be partially accelerated upon a change of control, as described in detail in the stock option agreement. Should Foss cease to be employed by TeleTech or any of its subsidiaries or affiliates for any reason other than (i) for "cause" (as defined in TeleTech's 1999 Stock Option and Incentive Plan), (ii) Foss' death, or (iii) disability because of which Foss is unable to perform the essential functions of his position(s), the Options shall be exercisable at any time prior to three months after the date Foss' employment terminates.

              b. Foss shall be eligible to participate in a management stock option program ("MSOP") designed to grant stock options to specified executives at the end of each year based on personal achievements and business objectives. If awarded, options granted under the MSOP will vest in equal annual installments over four years unless the Company elects a different vesting schedule generally applicable to Company executives. Grants of options in connection with the MSOP shall be made when and in an amount determined by TeleTech in its sole discretion, and shall be subject to the terms and conditions of a separate stock option agreement to be executed by Foss and TeleTech, and to any terms or conditions of TeleTech's MSOP that may be established, modified or amended from time to time.

       4.     FRINGE BENEFITS.

              a. EXECUTIVE MEDICAL AND DENTAL INSURANCE. Foss and his dependents shall be eligible for coverage under the group medical and dental insurance

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plans made available from time to time to TeleTech's executive and management employees, beginning on the Start Date. TeleTech shall pay premiums for Foss and his dependents under such group medical and dental insurance plans pursuant to the same premium-payment formula applicable to TeleTech's other senior executives.

              b.     LIFE INSURANCE.   Subject to Foss' satisfactory
completion of a standard medical examination, Foss shall be eligible for, and TeleTech shall provide Foss with, a $4,000,000 term life insurance policy. TeleTech shall pay all premiums relating to such a policy. TeleTech on behalf of Foss will maintain such insurance policy so long as Foss is employed by TeleTech. Foss shall be the owner of such policy and shall have the right to designate the beneficiary or beneficiaries thereof. Upon termination of Foss' employment for any reason whatsoever, Foss shall have the right to continue and maintain such policy by his payment of future premiums due under the policy.

              c. DISABILITY INSURANCE. Foss shall be eligible to participate in TeleTech's group disability insurance program, as that program may be modified from time to time, under which, in the event of a qualifying disability and subject to the other terms and conditions of that program, Foss shall be eligible to receive no less than 50% of his base salary and annual bonus under paragraph 2(b), above, (calculated at 80% of his then-base salary) beginning on the ninety-first day of a qualifying disability.

              d. MISCELLANEOUS BENEFITS. Foss shall receive all fringe benefits that other TeleTech executive and management employees may from time to time receive.

       5.     PAID LEAVE.

              a.     VACATION.   During each calendar year of Foss'
continuous, full-time active employment with TeleTech, Foss shall earn, incrementally during each pay period, a total of twenty days of paid vacation time.

              b. SICK LEAVE AND HOLIDAYS. Foss shall receive paid sick leave and holidays under the guidelines for such leave applicable from time to time to TeleTech's executive and management employees.

       6. RELOCATION EXPENSES. TeleTech shall reimburse Foss for his reasonable expenses in relocating to the Denver, Colorado metropolitan area up to $70,000, including, without limitation, expenses, such as the payment of any agent's or broker's fee and other closing costs, incurred by Foss in connection with the sale of his home, travel expenses for Foss and his family between his present residence and Denver, Colorado, and closing costs associated with Foss' purchase of a new home in the Denver, Colorado metropolitan area. All such reimbursements shall, if necessary, be grossed up to make Foss whole on an after-tax basis for his actual out-of-pocket expenses, up to the $70,000 limit.

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       7.     RELATIONSHIP BETWEEN THIS AGREEMENT AND OTHER TELETECH
PUBLICATIONS. In the event of any conflict between any term of this Agreement and any TeleTech contract, policy, procedure, guideline or other publication, the terms of this Agreement shall control.

       8.     TERM AND TERMINATION.

              a. TERM. The term of this Agreement shall be two years, commencing on the Start Date and ending on the second anniversary thereof. This Agreement shall be renewed for successive one-year terms if the parties agree to renew in writing at least ninety days before the expiration of the initial two-year term or any renewal term, as the case may be.

              b. TERMINATION BY CONSENT. This Agreement may be terminated at any time by the parties' mutual agreement, expressed in writing.

              c. TERMINATION BY TELETECH WITHOUT CAUSE. If TeleTech terminates Foss' employment without "cause" (as defined in TeleTech's 1999 Stock Option and Incentive Plan) during the term of this Agreement, or if Foss' position or salary materially changes, after Foss executes a separation agreement and legal release in a form satisfactory to TeleTech, TeleTech shall pay Foss (i) severance compensation equal to the sum of eighteen months of Foss' then-current base salary under paragraph 2(a), above, which shall be payable in eighteen equal monthly installments, less legally required withholdings, on the first business day of each month, beginning in the month following the termination date; (ii) all of Foss' unvested stock options that would have vested at the next succeeding vesting date under Foss' option agreements in effect at the date of termination and (iii) a bonus equal to 70% of Foss' then current annual base salary, prorated based on his termination date, less legally required withholdings. If TeleTech terminates this Agreement at any time without cause under this paragraph 8(c), pays Foss all salary and compensation earned and unpaid as of the termination date, and offers to provide Foss severance compensation and accelerated option vesting in the amount and on the terms specified above, TeleTech's acts in doing so shall be in complete accord and satisfaction of any claim that Foss has or may at any time have for compensation or payments of any kind from TeleTech arising from or relating in whole or part to Foss' employment with TeleTech and/or this Agreement. Because this paragraph 8(c) is intended to provide compensation to enable Foss to support himself in the event of Foss' loss of employment under certain circumstances specified herein, Foss' right to severance pay under this paragraph 8(c) shall not be triggered by the sale of all or a portion of TeleTech's stock or assets, unless such sale results in Foss' loss of employment, or Foss thereafter terminates this Agreement for "Good Cause," as that term is defined in paragraph 8(g), below.

              d. TERMINATION BY TELETECH FOR CAUSE. TeleTech may terminate this Agreement effective immediately for cause (as defined in TeleTech's 1999 Stock Option and Incentive Plan), upon notice to Foss, with TeleTech's only obligation being the

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payment of salary and compensation earned as of the date of termination, and without liability for severance compensation of any kind.

              e. TERMINATION UPON FOSS' DEATH. This Agreement shall terminate immediately upon Foss' death. Thereafter, TeleTech shall pay to Foss' estate (i) all compensation fully earned, and benefits fully vested as of the last date of Foss' continuous, full-time active employment with TeleTech; (ii) all of Foss' unvested stock options that would have vested at the next succeeding vesting date under Foss' option agreements then in effect and (iii) a bonus equal to 70% of Foss' then current annual base salary, prorated based on his date of death, less legally required withholdings. Except as specifically set forth above in this subsection (e), TeleTech shall not be required to pay any form of severance or other compensation concerning or on account of Foss' employment with TeleTech or the termination thereof.

              f.     TERMINATION BECAUSE OF DISABILITY.   During the first
ninety calendar days of any period during which a medical condition renders Foss continuously unable to perform the essential functions of his position (the "Initial Disability Period"), he shall continue to receive his base salary pursuant to paragraph 2(a), above. Thereafter, if Foss qualifies for benefits under TeleTech's long term disability insurance plan (the "LTD Plan"), then he shall remain on leave for so long as he continues to qualify for such benefits, during which time he shall be entitled to any benefits to which the LTD Plan entitles him, but no additional compensation from TeleTech. If at any time after the Initial Disability Period Foss remains unable to perform the essential functions of his position but is denied or otherwise becomes ineligible for benefits under the LTD Plan, and then TeleTech may terminate this Agreement and/or Foss' employment.

              g. TERMINATION BY FOSS. Upon the occurrence of "Good Cause," as that term is defined below, Foss may terminate this Agreement upon ninety days' prior written notice. As used in this paragraph 8(h), "Good Cause" shall mean (i) a substantial and material diminution of Foss' responsibilities and duties concerning the operation of TeleTech's business;
(ii) a material decrease in Foss' base salary and/or a material decrease in Foss' employee benefits (other than pursuant to a general reduction or modification of such benefits that is applicable to all of TeleTech's senior executives); or (iii) a material change in the responsibilities or duties assigned to Foss, as measured against Foss' responsibilities or duties immediately prior to such change, that causes Foss to be of materially reduced stature or responsibility; or (iv) a material change in Foss' reporting responsibilities or duties, as measured against Foss' reporting responsibilities or duties immediately prior to such change, that materially curtails Foss' ability to perform the services required of Foss' position; or
(v) the occurrence of circumstances establishing constructive discharge under
the common law of the State of Colorado.   If Foss terminates this agreement
for Good Cause and executes a separation agreement in the form prescribed in paragraph 8(c), above, he shall be entitled to the severance compensation specified in paragraph 8(c), above.

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       9.     SUCCESSORS AND ASSIGNS.  TeleTech, its successors and assigns may in their sole discretion assign this Agreement to any person or entity, with or without Foss' consent. This Agreement thereafter shall bind, and inure to the benefit of, TeleTech's successor or assign. Foss shall not assign either this Agreement or any right or obligation arising hereunder.

       10.    DISPUTE RESOLUTION.

              a. Foss and TeleTech agree that in the event of any controversy or claim arising out of or relating to Foss' employment with and/or separation from TeleTech, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each party may consult with counsel in connection with such negotiations.

              b. Excepting only: (1) worker's compensation claims; (2) unemployment compensation claims; (3) proceedings to enforce the terms of any confidentiality covenant or to protect Confidential Information and/or Confidential Records; and (4) claims brought under the Colorado Wage Act, C.R.S. Sections 8-4-101, ET SEQ., all controversies and claims arising from or relating to Foss' employment with TeleTech and/or the termination of that employment that cannot be resolved by good-faith negotiations ("Arbitrable Disputes") shall be resolved only by final and binding arbitration conducted privately and confidentially in the Denver, Colorado, metropolitan area by a single arbitrator who is a member of the panel of former judges that makes up the Judicial Arbiter Group ("JAG"); any successor of JAG; or, if JAG or any successor is not in existence, any entity that can provide a former judge to serve as arbitrator (collectively, the "Dispute Resolution Service").
Without limiting the generality of the foregoing, the parties understand and agree that this paragraph 10 shall require arbitration of all disputes and claims that may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act. The parties understand and agree that this Agreement evidences a transaction involving commerce within the meaning of 9 U.S.C. Section 2, and that this Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1, ET SEQ.

              c. Notwithstanding any statute or rule governing limitations of actions, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand before the earlier of the one-year anniversary of the accrual of the aggrieved party's claim pursuant to Colorado law or the one-year anniversary of Foss' last day of employment with TeleTech. Otherwise, all claims that

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were or could have been brought by the aggrieved party against the other party shall be forever barred.

              d. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the "Demand") on the other party by certified mail, return receipt requested, and at the same time submit a copy of the Demand to the Dispute Resolution Service, together with a check payable to the Dispute Resolution Service in the amount of that entity's then-current arbitration filing fee; provided that in no event shall the Foss be required to pay an arbitration filing fee exceeding the sum then required to file a civil action in the United States District Court for the District of Colorado. The claimant shall attach a copy of this Agreement to the Demand, which shall also describe the dispute in sufficient detail to advise the respondent of the nature of the dispute, state the date on which the dispute first arose, list the names and addresses of every current or former employee of TeleTech or any affiliate whom the claimant believes does or may have information relating to the dispute, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. Within thirty days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the "Response"), and submit a copy of the Response to the Dispute Resolution Service, together with a check for the difference, if any, between the filing fee paid by the claimant and the Dispute Resolution Service's then-current arbitration filing fee.

              e. Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator.
If the parties are unable to agree upon an arbitrator, the Dispute Resolution Service shall select the arbitrator, based, if possible, on his or her expertise with respect to the subject matter of the Arbitrable Dispute.

              f. Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Arbitrable Disputes in accordance with the substantive law of the State of Colorado, federal law as enunciated by the federal courts situated in the Tenth Circuit, and all Colorado and Federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.

              g. Before the arbitration hearing, TeleTech and Foss shall each be entitled to take a discovery deposition of up to three persons with knowledge of the dispute. Upon the written request of either party, the other party shall promptly produce documents relevant to the Arbitrable Dispute or reasonably likely to lead to the discovery of admissible evidence. The manner, timing and extent of any further discovery shall be committed to the arbitrator's sound discretion, provided that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 33(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable

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attorneys' fees, against any party that fails to cooperate in good faith in discovery permitted by this paragraph 10 or ordered by the arbitrator.

              h. Before the arbitration hearing, any party may by motion seek judgment on the pleadings as contemplated by F.R.Civ.P. 12 and/or summary judgment as contemplated by F.R.Civ.P. 56. The other party may file a written response to any such motion, and the moving party may file a written reply to the response. The arbitrator: may in his or her discretion conduct a hearing on any such motion; shall give any such motion due and serious consideration, resolving the motion in accordance with F.R.Civ.P. 12 and/or a F.R.Civ.P. 56, as the case may be, and other governing law, pursuant to paragraph 10(f), above; and shall issue a written award concerning any such motion no fewer than ten days before any evidentiary hearing conducted on the merits of any claim asserted in the arbitration.

              i. Within thirty days after the arbitration hearing is closed, the arbitrator shall issue a written award setting forth his or her decision and the reasons therefor. If a party prevails on a statutory claim that affords the prevailing party the right to recover attorneys' fees and/or costs, then the arbitrator shall award to the party that substantially prevails in the arbitration its costs and expenses, including reasonable attorneys' fees. The arbitrator's award shall be final, nonappealable and binding upon the parties, subject only to the provisions of 9 U.S.C. Section 10, and may be entered as a judgment in any court of competent jurisdiction.

              j. The parties agree that reliance upon courts of law and equity can add significant costs and delays to the process of resolving disputes. Accordingly, they recognize that an essence of this Agreement is to provide for the submission of all Arbitrable Disputes to binding arbitration. Therefore, if any court concludes that any provision of this paragraph 10 is void or voidable, the parties understand and agree that the court shall reform each such provision to render it enforceable, but only to the extent absolutely necessary to render the provision enforceable and only in view of the parties' express desire that Arbitrable Disputes be resolved by arbitration and, to the greatest extent permitted by law, in accordance with the principles, limitations and procedures set forth in this Agreement.

       11.    MISCELLANEOUS.

              a. GOVERNING LAW. This Agreement, and all other disputes or issues arising from or relating in any way to TeleTech's relationship with Foss, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

              b. SEVERABILITY. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s)

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to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

              c. INTEGRATION. This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in the preceding subparagraph 10(j), shall not be modified by word or deed, except in a writing signed by Foss and the Chief Executive Officer.

              d. WAIVER. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

              e. CONSTRUCTION. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

              f. COUNTERPARTS AND TELECOPIES. This agreement may be executed in counterparts, or by copies transmitted by telecopier, which counterparts and/or facsimile transmissions shall have the same force and effect as had the contract been executed in person and in original form.

FOSS ACKNOWLEDGES AND AGREES: THAT HE UNDERSTANDS THIS AGREEMENT; THAT HE ENTERS INTO IT FREELY, KNOWINGLY, AND MINDFUL OF THE FACT THAT IT CREATES IMPORTANT LEGAL OBLIGATIONS AND AFFECTS HIS LEGAL RIGHTS; AND THAT HE UNDERSTANDS THE NEED TO CONSULT CONCERNING THIS AGREEMENT WITH LEGAL COUNSEL OF HIS OWN CHOOSING, AND HAS HAD A FULL AND FAIR OPPORTUNITY TO DO SO.

                                [SIGNATURES FOLLOW]




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                                        TeleTech Holdings, Inc.


/s/ Michael Foss                        By:  /s/ Scott Thompson
---------------------------------          --------------------------------
Michael Foss                            Print name:  Scott Thompson
                                                   ------------------------
Date:  12/6/99
     ----------------------------       As its:  CEO and President
                                               ----------------------------

                                        Date:  12/6/99
                                             ------------------------------











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